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Contact: Brian Bender                       John Hough
         Chief Financial Officer            The Rockey Company
         Egghead, Inc.                      509-891-4858
         509-891-4851

                                            FOR IMMEDIATE RELEASE


                            EGGHEAD ANNOUNCES ACQUISITION

SPOKANE, (Wash.), MAY 1, 1997 - Egghead, Inc. (NASDAQ:EGGS) announced a definitive agreement to acquire closely held Surplus Software, Inc. (dba Surplus Direct) for 5.6 million newly issued Egghead common shares in a transaction valued at $31.5 million based on the current Egghead share price. The purchase price includes repayment of $5.6 million of Surplus Direct debt.

George Orban, Egghead Chairman and CEO, said, "This strategic agreement presents significant new opportunities for the combined companies." Surplus Direct, with nine-month sales through February 1997 of $35 million, is a young, rapidly growing company engaged in the direct marketing of previous version computer hardware and software. It operates an Internet commerce site (www.surplusdirect.com) that was ranked 6th in February 1997 by P.C. Meter, a New York research firm that tracks Internet usage in 8,979 households in 48 states. Since the company's formation in 1992 annualized sales have grown from under $1 million to $48 million. Surplus Direct incurred a net loss for the nine-months ended February 28, 1997 of $1.2 million.

Egghead, with fiscal year 1997 revenues from existing operations of $259 million has a nationwide consumer franchise as a reseller of personal computer hardware and software through its 86 retail stores, 1-800 Egghead and Internet site (www.egghead.com).

The two companies are joint venture partners in Egghead Computer Surplus, a retail store that opened in Portland, Oregon, in November 1996.

"This is a good fit," Orban said. "There are clear opportunities to build on synergies in management, product procurement, Internet commerce, marketing and retail distribution. Surplus Direct has invested heavily in its growth. We believe that the infrastructure they have built, which includes their highly ranked Internet commerce


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site, together with Egghead's resources, will create opportunities to increase long term value for our shareholders."

Orban said Surplus Direct, - based in Hood River, Oregon will be operated as a wholly owned subsidiary of Egghead with the current management team intact.

The transaction requires the approval of both companies' shareholders at special meetings anticipated to occur in August. A majority of the shareholders of Surplus Direct have agreed to vote in favor of the merger. Egghead expects to file the preliminary proxy materials with the SEC in about 30 days; shareholders will receive proxy materials approximately 60 days after the filing with the SEC.

The transaction will be a tax free merger of Surplus Direct with an Egghead subsidiary. It will be accounted for as an asset purchase of Surplus Direct by Egghead and will result in goodwill of approximately $24 million amortized over twenty years. The proforma balance sheet of the combined companies as of March 29, 1997 after giving effect to the acquisition would show shareholder equity of approximately $120 million and approximately $75 million in cash. Egghead will provide Surplus Direct with a $2.0 million bridge loan that will be used primarily for working capital needs between now and the closing.

Greg Boudreau, Chief Executive Officer, and Jon Brodeur, President of Surplus Direct will become directors of Egghead upon approval of the transaction by Egghead shareholders. Surplus Direct shareholders will own approximately 24 percent of the outstanding shares of Egghead, Inc. if all of the employee stock options to be assumed by Egghead are exercised.

Orban also said that the Egghead reorganization announced January 31, 1997 has proceeded according to plan. "We've been encouraged by our recent sales and the improvements to our balance sheet. Comparable store sales from continuing operations increased 6 percent in the fourth quarter ended March 29, 1997. The company reduced its inventory from $92 million on December 28, 1996, the end of the third quarter, to $49 million as of March 29, 1997, the company's fiscal year end. Egghead's cash position at fiscal year end was $83 million, up from $70 million at the end of the third quarter." The company expects to issue a press release containing its fiscal year results in mid-May.

Egghead is a national reseller of personal computer hardware, software, peripherals and accessories through 86 retail stores, 1-800 Egghead and its Internet site. In November, the company became the first major computer products retailer to deliver software programs over the Internet directly to customers' computers.


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Surplus Direct is a leading direct marketer of high quality previous version computer hardware, software, peripherals and accessories.

NOTE: This news release contains forward-looking statements that involve risks and uncertainties, including risks related to the highly competitive nature of the computer software, hardware and other related products retailing industry, the seasonality and quarterly fluctuation of financial results, the early stage of the company's larger store format, the dependence of the company's sales on the purchase and use of personal computers and software, the development stage of the company's subsidiary ELEKOM, and the risks detailed in the company's SEC reports including the report on Form 10-K for the year ended March 30, 1996 and the reports on Form 10-Q for the quarters ended June 29, 1996, September 28, 1996 and December 28, 1996. Actual results may differ materially.


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